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                                                                  EXHIBIT 10.61



                                                     February 16, 2001

Breakaway Solutions Inc.
Attn: Chief Executive Officer



Dear Sir:

         We are pleased to submit this proposal for Phoenix Management Services, Inc. ("Phoenix") to assist Breakaway Solutions Inc. ("Breakaway" or the "Company") in pursuing a course which best achieves Breakaway's current objectives.

         Phoenix provides hands-on, on-site management advisory and financial services to firms in transition. Our expertise is in assisting companies in dealing with the issues Breakaway is presently encountering. Our experience in dealing with these situations can augment the efforts of the Company's management team and lead to the desired results for the Company.

         Since 1985, Phoenix has specialized in the financial and operationally-oriented revitalization of distribution, retail, manufacturing, service and technology companies. We have provided business assessments, performed viability analyses, served in interim capacities and have implemented our recommendations with a sense of urgency for more than 450 clients in both the private and public sectors.

         We have been involved with firms ranging in size from a few million dollars in revenue on the small end to in excess of $1 billion. Our focus is on developing realistic financial forecasts, rationalizing expenses, overcoming obstacles, identifying opportunities, streamlining operations, developing and implementing strategic plans, and exploiting market niche. Our successful track record at managing cash, implementing change, and returning our clients to profitability differentiates ourselves from some of our competitors.

         Phoenix has an operationally oriented focus that we believe to be unique in the "consulting" industry. We do not typically refer to ourselves as consultants. A significant portion of our practice is dedicated to interim management assignments, where our clients rely on us as an extension of their project team, or where our professionals assume a slot on the organizational chart of our client. We don't just make recommendations, we IMPLEMENT - on a daily basis. We are experienced operational and financial executives, which give us a unique perspective with regard to this project.



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         We are prepared to provide Tal Briddell as an adviser and Mike Flaa as interim CFO. As interim CFO, Phoenix will be directly responsible for all financial activities of the Company, including budgeting, forecasting, cash management, accounting, collection activities, billing activities, vendor relations, lender relations and coordination with shareholders and investment bankers. We are prepared to assume this role immediately and would expect Mike to report to the CEO as well as the Company's Board of Directors. Tal will be reporting directly to and, if asked, will serve upon Breakaway's Board.

As compensation for services, Phoenix will bill according to the following schedule:

         HOURLY COMPENSATION - All work performed by Mike, Tal and any other Phoenix professional who may be used on this assignment will be charged in accordance with our normal hourly billing rates, which are tiered and broken down as follows.

                         President                          $365/hr.
                         Executive Vice Presidents          $295/hr.
                         Senior Vice Presidents             $225/hr. - $265/hr.
                         Vice Presidents                    $165/hr. - $210/hr.
                         Analysts                           $100/hr. - $145/hr.


         Mike Flaa is a Senior Vice President of Phoenix. We are prepared to provide Mike for the duration of this engagement, except for vacation periods in July, 2001 and the fall when Mike will be reachable by phone and/or e-mail. We anticipate that the nature of his services and the amount of time involved will be reduced after Breakaway hires a new permanent CFO.


         WEEKLY RETAINER - As compensation for the administrative and support time and expenses typically required (fax, computer, e-mail, administrative staff time, liability insurance, etc.), we will charge a weekly retainer of $1,500.00.

         STOCK INCENTIVES - Phoenix, as a performance incentive, will be granted warrants or non-qualified stock options to purchase 1.25% of Breakaway's common stock on a fully diluted basis after giving effect to the contemplated purchase of preferred stock by SCP under the Series A Preferred Stock Purchase Agreement dated February 16, 2001. The strike price on the warrants will be $.70, and they will expire five years from issuance. These warrants or options will vest in equal amounts over a period of 18 months, starting on March 31, 2001. They will be documented separately and will be subject to the development of mutually acceptable language.

         EXPENSES - Normal reasonable out-of-pocket operating and travel expenses will be billed at cost.


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         Detailed invoices will be issued weekly to help you monitor the cost of the engagement. Invoices are payable upon receipt.

         This agreement may be cancelled with six weeks advance written notice, however, the indemnification and option agreement will continue in force in accordance with their respective terms.

         We can begin this assignment immediately upon receipt of a $40,000 deposit, a signed copy of this letter, and our standard indemnification agreement signifying your understanding and agreement with the above. The deposit is essentially payment in advance for the final invoice, and any residual deposit will be promptly returned at the end of the engagement or upon termination. Further, it is agreed that Phoenix Management Services, Phoenix Capital Resources, or any other Phoenix related entity has the right to include the services provided under this engagement letter in Phoenix publications and promotional materials.

         We appreciate the confidence that you have expressed in Phoenix and look forward to working with you and assisting you during this critical period.


Very truly yours,




Michael E. Jacoby
Executive Vice President


READ, AGREED AND ACCEPTED BY BREAKAWAY SOLUTIONS INC, WITH EFFECT AS OF FEBRUARY 16, 2001:

/s/ William Loftus
--------------------------------------
Mr. William Loftus, CEO


--------------------------------------
Date: June 6, 2001





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                      CONSENT, RELEASE, AND INDEMNIFICATION

         Whereas, Breakaway Solutions Inc. (the "Company") would like to retain the services of Phoenix Management Services, Inc. to assist the Company in achieving its objectives.

         Now, therefore, in consideration of Phoenix's agreement to perform such services in good faith and in the exercise of its best efforts, the Company and its subsidiaries hereby consent and agree to have Phoenix perform such services, releases and waives any and all claims which it may have or claim to have in the future against Phoenix, its principals, employees or agents arising out of the performance of such services, and agrees to indemnify, hold harmless and defend Phoenix, its principals, employees or agents against any and all claims, demands or suits by the Company, its subsidiaries, or any directors, officers, employees, shareholders, customers, representatives, or vendors or subject developments arising out of the performance of such services, provided however that no release shall be granted nor indemnification provided if it is a result of Phoenix's willful misconduct or gross negligence in the performance of its services.

         Intending to be bound hereby, the undersigned, have set their hands and seal this _____ day of _________________, 2001.



BREAKAWAY SOLUTIONS INC.:
                                                        WITNESS

By:      _______________________            By:         _____________________

Name:    _______________________            Name:       _____________________

Title:   _______________________            Title:      _____________________


Date:    _______________________            Date:       _______________________












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